Exhibit 10.34

August 14, 2003

Mr. Bob Richardson
7072 Eveningsong Dr.
Huntington Beach, CA 92648

Dear Bob:

        We are pleased to offer you the position of Senior Vice President—Professional Services with Primal Solutions, Inc., "Primal," a Delaware Corporation. This is an exempt position based at our Irvine office, located at 18881 Von Karman Avenue, Suite 500, Irvine, California. You will report directly to me. This offer is made contingent upon receipt of acceptable background and reference checks. Your anticipated start date is August 18, 2003.

        Our normal office hours are Monday through Friday, 8:00 am to 5:00 pm. We maintain a business casual office environment. Client meetings may require more formal business attire. This position involves travel to client sites, industry events, and partner locations.

        As a condition of employment, you will be required to sign our standard Employee Confidentiality Invention Assignment Agreement, which is enclosed. Further, this offer of employment is contingent on verification of your right to work in the United States, as required by the Immigration Reform and Control Act of 1986.

        Your compensation will include:

Annual Base Salary	$6,250.00 paid semi-monthly based on Primal's current policy ($150,000.00 annualized amount working full time). All matters relating to executive compensation are reviewed and approved by the Board of Directors on an annual basis.
Executive Incentive Compensation
Your Annual Incentive Compensation at 100% achievement of objectives will be targeted at 100% of your Annual Base Salary. Your Incentive Compensation for 2003/2004 will be 70% driven by your Individual Sales Objectives, 15% driven by your Individual Performance Objectives, and 15% driven by Corporate Performance Objectives. We will develop a prorated plan covering September through December 2003, and a full year plan covering calendar year 2004 prior to your start date for your review and signature. Thereafter, you will be provided a new plan for each calendar year. All Executive Incentive Plans are reviewed and approved by the Compensation Committee of the Board of Directors.
Draw against Incentive Compensation
You will be provided a recoverable draw against your incentive compensation in the amount of $4,166.67 per month for the first six (6) months of your employment. The recovery of the draw only applies to an offset against incentive compensation earned.
Performance Review
New employees are "introductory" employees for the first 90 days of employment with Primal. During this period, you will have the opportunity to learn your new position and see whether you enjoy your employment with Primal. We will also use this period to determine your performance in this position and as an employee of Primal. At the end of the 90 days, you will have a performance review with me to mutually discuss the first 90 days as an employee.

Paid Time Off
You are eligible for paid vacations, personal holidays, and sick leave as an employee of Primal. The Employee Hand-book describes Primal's current policies regarding these benefits. You will accrue vacation and sick time during your "introductory" period. However, these cannot be used until after your introductory period. You will be eligible for four (4) weeks paid vacation as part of your employment with Primal. The vacation accrual schedule is defined within the Employee Handbook.
Benefits
Primal provides medical, dental, life, AD&D, short- and long-term disability insurance and a 401K program. You will be eligible to participate in our company benefits plan per company policy. Except for the 401K plan, we will waive the 90 day waiting period associated with the benefit plans.
Stock Options
Upon joining the company, you will be awarded 360,000 Primal Incentive Stock Options (ISO), subject to the terms and conditions of the Primal ISO Plan, which includes a 3-year vesting schedule. All necessary documentation related to the ISO plan and your individual grant award will be provided to you during your orientation.

        You acknowledge that this offer letter is not intended to be construed as an employment agreement for any specific term, and that Primal is an "at-will" employer. Either you or Primal are free to terminate your employment relationship at any time, with or without cause and with or without notice. This is the full and complete agreement between us concerning duration of employment and termination of employment. The "at-will" nature of your employment may only be changed in an expressed writing signed by you and the President of Primal.

        If you have any questions concerning the terms of this offer, please do not hesitate to contact me. I feel the position will be a challenging, exciting and rewarding one for you, and I personally look forward to working with you.

        Please acknowledge your acceptance and understanding of these terms by signing and returning the following endorsement no later than August 18, 2003. If possible, also please fax a copy of the signed letter and the last page of the Confidentiality Agreement within the next day to (949) 221-8590. The additional copy is for your records. This offer is valid through August 18, 2003. Congratulations!

Sincerely,

/s/  JOSEPH R. SIMRELL

Joseph R. Simrell
Chief Executive Officer

CC: Personnel File

Attachment: Employee Confidentiality and Invention Assignment Agreement

Accepted and Agreed to:

/s/ ROBERT RICHARDSON Signature	8/18/03 Date